Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Eschelon Telecom, Inc. Registration Statement on Form 10 of our reports dated February 16, 2004 with respect to the financial statements and schedule of Eschelon Telecom, Inc. included in the Registration Statement (Form S-4 No. 333-114437), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 20, 2004